Exhibit 10.1

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

TERM LOAN CREDIT AGREEMENT

dated as of

April 24, 2023

among

BED BATH & BEYOND INC.,

as the Company

The Other Borrowers Party Hereto

The Other Loan Parties Party Hereto

The Lenders Party Hereto

and

SIXTH STREET SPECIALTY LENDING, INC.,

as Administrative Agent

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SECTION 11.02.	Powers	98
SECTION 11.03.	Employment of Agents	98
SECTION 11.04.	Notices	99
SECTION 11.05.	Successor Borrower Representative	99
SECTION 11.06.	Execution of Loan Documents	99

SCHEDULES:

Schedule 3.10	—	Capitalization and Subsidiaries
Schedule 6.02	—	Existing Liens
Schedule 6.02(b)	—	Intellectual Property Licenses

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

ANNEXES:

A	Roll-Up Term Loans
B	Initial Budget
C	Interim DIP Order
D	Commitment Schedule
E	Loan Parties
F	Additional Reporting

v

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT dated as of April 24, 2023 (as it may be amended or modified from time to time, this “Agreement”) among BED BATH & BEYOND INC., as the Company, the other Borrowers party hereto, the other Loan Parties party hereto, the Lenders party hereto, and SIXTH STREET SPECIALTY LENDING, INC., as Administrative Agent.

WHEREAS, on April 23, 2023 (the “Petition Date”), the Company and certain of its subsidiaries, commenced Chapter 11 case numbers 23-13359 through 23-13432, as jointly administered for procedural purposes at Chapter 11 case number 23-13359 (each a “Case” and collectively, the “Cases”) by filing with the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) voluntary petitions for relief under Chapter 11 of the Bankruptcy Code and the Debtors have continued to operate their business as debtor-in-possession pursuant to Sections 1107 and 1108 thereof;

WHEREAS, prior to the Petition Date, the Prepetition Lenders (as hereinafter defined), provided financing to the Prepetition Borrowers, guaranteed by each Prepetition Loan Guarantor, pursuant to that certain Amended and Restated Credit Agreement, dated as of August 9, 2021 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of August 31, 2022, that certain Second Amendment to Amended and Restated Credit Agreement and Waiver, dated as of February 7, 2023, that certain Third Amendment to Amended and Restated Credit Agreement and Waiver, dated as of March 6, 2023, that certain Fourth Amendment to Amended and Restated Credit Agreement and Waiver, dated as of March 30, 2023, that certain Fifth Amendment to Amended and Restated Credit Agreement and Waiver, dated as of April 6, 2023, that certain Sixth Amendment to Amended and Restated Credit Agreement, Consent and Waiver, dated as of April 21, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Prepetition Credit Agreement”), by and among the Company, the other Prepetition Borrowers party thereto, the other Prepetition Loan Parties, the lenders party thereto (the “Prepetition Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent, and SIXTH STREET SPECIALTY LENDING, INC., as FILO agent; and

WHEREAS, the Borrowers have requested and the Lenders have agreed to provide the Borrowers with a senior secured superpriority debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $240,000,000 (plus any interest paid-in-kind on the Roll-Up Term Loans (as defined herein)) subject to the terms and conditions set forth in this Agreement and the DIP Orders (as defined herein), as applicable.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the UCC or the PPSA, as applicable.

“Adequate Protection Obligations” means the Loan Parties’ obligations to provide adequate protection to the Prepetition Secured Parties.

“Adjusted Term SOFR Rate” means, for purposes of any calculation, a rate per annum equal to (a) the Term SOFR Rate for such calculation, plus (b) 0.15%; provided, that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Administrative Agent” means SIXTH STREET SPECIALTY LENDING, INC., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Claims Reserve” has the meaning specified in the DIP Orders, as applicable.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent” means the Administrative Agent.

“Agent’s Advisors” means any financial advisor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Administrative Agent or the attorneys or other advisors of the Administrative Agent.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Alix” means AlixPartners, LLP.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“AML Legislation” has the meaning assigned to it in Section 9.22.

“Ancillary Document” has the meaning assigned to it in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to it in Section 3.13.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to:

(a) a Lender’s obligation to make the Initial Term Loan and right to receive payment of the DIP Origination Fee, the percentage obtained by dividing (i) such Lender’s Initial Term Loan Commitment by (ii) the Total Initial Term Loan Commitment;

(b) a Lender’s right to receive payments of interest, fees (other than the DIP Origination Fee) and principal with respect to a Term Loan, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan; and

(c) all other matters the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan.

“Applicable Rate” means (i) for ABR Borrowings, 6.75% and (ii) for Term Benchmark Borrowings, 7.75%.

“Approved Budget” has the meaning specified in the DIP Orders (as updated in accordance with the DIP Orders).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approved Plan” has the meaning specified in Section 7.01(j)(iii).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney” has the meaning assigned to such term in Section 8.01.

“Automatic Stay” means the automatic stay imposed under Section 362 of the Bankruptcy Code.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Avoidance Action” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Loan Parties or their estates or other authorized parties in interest under the Bankruptcy Code or other applicable law, including actions or remedies under Bankruptcy Code sections 502, 510, 542, 544, 545, 547 through and including Bankruptcy Code sections 553, and 724(a) or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning specified in the DIP Orders.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Event” means, with respect to any Person, when such Person files a petition or application seeking relief under any applicable insolvency law or when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding or proposal, or has had a receiver, interim receiver, receiver and manager, monitor, liquidator, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or any other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Loan, the applicable Relevant Rate for such Loan; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of (i) Daily Simple SOFR and (ii) the greater of (A) 0.15% (15 basis points) and (B) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means the Company, BUY BUY BABY, INC., a Delaware corporation, Decorist, LLC, a Delaware limited liability company, Harmon Stores, Inc., a Delaware corporation, and BED BATH & BEYOND OF CALIFORNIA LIMITED LIABILITY COMPANY, a Delaware limited liability company, and “Borrowers” means all of them.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) the borrowing consisting of the Term Loans made by the Lenders as provided in Section 2.01, (b) a roll-up of a Prepetition Rolled Term Loan into a Roll-Up Term Loan on the Interim Order Entry Date, as the context may require, or (c) a Protective Advance.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Loan referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, a “Business Day” shall be any such day that is only a U.S. Government Securities Business Day.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” whose property or interests in property are blocked or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn$” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian MEPP” means any plan that is a multi-employer pension plan as defined under the applicable pension standards legislation.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the government of the Province of Quebec.

“Canadian Subsidiaries” means, collectively, BBB Canada Ltd and Bed Bath & Beyond Canada L.P., each being a “Canadian Subsidiary”.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” has the meaning specified in the DIP Orders, as applicable.

“Case” or “Cases” has the meaning specified in the recitals to this Agreement.

“Cash Collateral” has the meaning assigned to such term in Section 8.07.

“Cash Management Order” means an order entered by the Bankruptcy Court, in form and substance acceptable to the Administrative Agent, governing the Debtors’ cash management system.

“CFO” means the chief financial officer of the Company.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in SECTION 2.22.

“Collateral Documents” means, collectively, the DIP Orders and this Agreement and any other agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, debentures, share charges, loan agreements, notes, pledges, powers of attorney, assignments, notices, and any financing statements whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent in connection with this Agreement.

“Commitment Schedule” means the Schedule attached hereto as Annex D.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Company” means Bed Bath & Beyond Inc., a New York corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consignment Agreement” means that certain Amended & Restated Agreement for Consignment of Memo Merchandise, by and among the Company, Liberty Procurement Co. Inc., Buy Buy Baby, Inc. and Restore Capital (BBB), LLC (the “Consignor”), dated as of April 4, 2023, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Consignor” has the meaning assigned to it in the definition of “Consignment Agreement.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Collateral” has the meaning assigned to it in Section 8.07.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Party” means the Administrative Agent or any Lender.

“CRO” means the chief restructuring officer of the Company.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Debtors” has the meaning specified in the DIP Orders. For the avoidance of doubt, Loan Parties, in their capacity as debtors and debtors-in-possession, are Debtors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“DIP Lien” has the meaning specified in the DIP Orders.

“DIP Orders” means the Interim DIP Order and/or the Final DIP Order, as each may be amended, restated, amended and restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

“DIP Origination Fee” has the meaning specified in Section 2.12(a).

“DIP Superpriority Claims” has the meaning specified in the DIP Orders.

“Disposition” or “Dispose” means the sale, transfer, license, lease, abandonment or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Canadian Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Canadian Dollars last provided (either by publication or otherwise provided to the Administrative Agent by Reuters on the Business Day (New York City time), immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with Canadian Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion)) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the U.S.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters (as it relates to exposure to any Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other formalized consensual arrangement to the extent pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) an event that gives rise to direct or contingent liability on any Borrower or any ERISA Affiliate under Title IV of ERISA; (f) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of any Borrower or any ERISA Affiliate from any Multiemployer Plan, or the receipt by any Borrower or any ERISA Affiliate of notice from any Multiemployer Plan that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (i) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on any Borrower of fines, penalties, taxes or related charges under any of Sections 4971 through 5000A of the Internal Revenue Code or under Title I of ERISA in respect of any Benefit Plan; (j) receipt from the Internal Revenue Service of notice that any employee benefit plan (as defined in Section 3(3) of ERISA) that is sponsored by any Borrower or Subsidiary of the Borrower and is intended to be qualified under Section 401(a) of the Internal Revenue Code does not satisfy the requirements for qualification; or (k) the occurrence of any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal and Canadian federal and provincial withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which

(i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) any Taxes imposed under FATCA; and (e) any Taxes that are required to be deducted or withheld under the ITA from any payment to or for the account of a Recipient being at any time a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the ITA) of the applicable Loan Party, or at any time, not dealing at arm’s length (within the meaning of the ITA) with a “specified shareholder” (within the meaning of subsection 18(5) of the ITA) of the applicable Loan Party, except, in the case of (i) or (ii), where the non-arm’s length relationship arises, or where the Recipient is (or is deemed to be) a specified shareholder of a Loan Party or does not deal at arm’s length with a specified shareholder of a Loan Party, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document.

“Extraordinary Receipts” means any cash received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.11(b)(i) or (b)(ii) hereof), including, without limitation, (a) foreign, United States, state or local Tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (including, without limitation, infringement proceeds, breach of contract claims, damages (including treble damages), settlement amounts and other payments), (d) indemnity payments not received in the ordinary course of business, and (e) any purchase price adjustment received in connection with any purchase agreement entered into in connection with the acquisition by a Loan Party of (i) any Equity Interests of another Person or (ii) all or substantially all of the assets of another Person.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementations of such Sections of the Code or analogous provisions of non-U.S. law.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Final DIP Order” means an order of the Bankruptcy Court approving the Loans, this Agreement and the other Loan Documents on a final basis, which order shall be (a) in form and substance acceptable to the Administrative Agent, and (b) in full force and effect and shall not have been reversed, vacated, stayed or subject to appeal.

“Final Order Entry Date” means the date on which the Final DIP Order is entered by the Bankruptcy Court.

“Financial Officer” means the chief financial officer, principal financial officer, principal accounting officer, treasurer, vice president of finance, controller or chief restructuring officer of any Loan Party.

“Fiscal Year” means each fiscal year of the Company and its Subsidiaries comprised of the 52 or 53 week period ending on the Saturday nearest February 28 each year.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt, Floor for the Adjusted Term SOFR Rate shall be one percent (1.00%).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement, including any pension or severance plan, arrangement or fund, post-employment or other social benefit scheme, bonus, incentive, profit-sharing, deferred compensation, plan or arrangement, maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any ERISA Affiliate that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Requirements of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any required contribution or payment under any Requirements of Law within the time permitted by any Requirements of Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under any law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any Requirements of Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any Requirements of Law.

“Funding Account” has the meaning assigned to such term in Section 4.01(f).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., Canada or any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to it in Section 10.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous or deleterious properties or characteristics.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accruals and trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (limited to the lesser of the amount of such Indebtedness and the value of such property), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Budget” means the budget attached hereto as Annex B.

“Initial Term Loan” means the Term Loan funded on the Effective Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Annex D or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Effective Date is $40,000,000.

“Intellectual Property” has the meaning specified therefor in the Prepetition Credit Agreement as in the effect on the date hereof.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit H.

“Interest Payment Date” means (a) the first Business Day of each month, commencing on the first such date to occur after the Effective Date and (b) the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Term Benchmark Borrowing and ending on the numerically corresponding day in the calendar month that is, in the case of a Term Benchmark Borrowing, one month thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment); provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim DIP Order” means an interim order of the Bankruptcy Court approving the Loans, this Agreement and the other Loan Documents on an interim basis, which order shall be substantially in the form attached hereto as Annex C (or in form and substance acceptable to the Required DIP Lenders).

“Interim Facility Maturity Date” means May 18, 2023 to the extent that the Final DIP Order has not been entered on or prior to such date.

“Interim Order Entry Date” means the date on which the Interim DIP Order is entered by the Bankruptcy Court.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) any other acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Advisor” means Lazard Freres & Co. LLC or another financial advisor reasonably acceptable to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder in accordance with and subject to the terms and conditions hereof, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.

“Lender-Related Person” has the meaning assigned to it in Section 9.03.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts and notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrowers and each other Subsidiary of the Company set forth on Annex E and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means any Term Loan or Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their Obligations, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the required priority of such Liens or (d) the rights of or remedies available to the Administrative Agent or the Lenders under any of the Loan

Documents, in each case, other than the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases, the events that lead to the commencement of the Cases, and events that reasonably result from the commencement of the Cases (in each case other than matters affecting the Loan Parties that are not subject to the automatic stay provisions of the Bankruptcy Code).

“Maturity Date” means the earliest of (a) the Interim Facility Maturity Date, (b) August 25, 2023, (c) the filing of a motion by the Loan Parties seeking dismissal of any of the Cases, the dismissal of any of the Cases, or the filing of a motion by the Loan Parties seeking to convert any of the Cases to a case under Chapter 7 of the Bankruptcy Code, (d) the effective date of a chapter 11 plan of any Loan Party, which has been confirmed by an order entered by the Bankruptcy Court in any of the Cases, (e) the date a sale of all or substantially all of the Loan Parties’ assets is consummated under Section 363 of the Bankruptcy Code, (f) the acceleration of the Obligations and the termination of all Commitments hereunder upon the occurrence of an Event of Default in accordance with the DIP Orders and the other Loan Documents, and (g) the date on which the Bankruptcy Court orders the conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Milestone” has the meaning assigned to such term in paragraph 27 of the Interim DIP Order.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Company or any Subsidiary in respect of any Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Swap Agreements in connection with such transaction) or insurance or any condemnation, net of costs and taxes required to be paid in connection with such Disposition or insurance or condemnation proceeds and amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Prepetition Permitted Lien.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of (including any interest paid in kind and capitalized in accordance with Section 2.13(e)) and accrued and unpaid interest on the Loans, all accrued and unpaid fees (including the DIP Origination Fee) and all expenses, reimbursements, indemnities and other obligations and indebtedness (including all interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding), regardless of whether allowed or allowable in such proceeding, obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or other obligations incurred or other instruments at any time evidencing any thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the indefeasible payment in full in cash of the accrued and unpaid fees, and (c) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means the following Liens, and with respect to clauses (d) and (h), solely to the extent such Liens arose and were enforceable against the Company or its Subsidiaries prior to the Petition Date:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances and restrictions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) Liens in favor of sellers of goods arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h) Liens securing obligations in respect of trade letters of credit; provided that such Liens do not extend to any property other than the goods financed or paid for with such letters of credit, documents of title in respect thereof and proceeds thereof;

(i) Liens (i) arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein, and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds or financial assets maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) (i) leases, non-exclusive licenses, subleases or non-exclusive sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of the Company or any Subsidiary, taken as a whole, or (y) secure any Indebtedness and (ii) licenses of Intellectual Property existing as of the Petition Date and described in Schedule 6.02(b);

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) [intentionally omitted];

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any other Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the other Loan Parties or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any other Loan Party in the ordinary course of business;

(n) [intentionally omitted];

(o) Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(p) Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums; and

(q) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than pursuant to clauses (h) or (m) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or the U.S. or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals hereto.

“Petitions” means the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed by the Debtors with the Bankruptcy Court.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Postpetition ABL Priority Collateral” means Collateral that would constitute Prepetition ABL Priority Collateral if it existed immediately prior to the Petition Date.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code (Quebec)) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or opposability or priority of any security interest in personal property or an interest analogous thereto.

“Prepetition ABL Priority Collateral” has the meaning specified in the DIP Orders.

“Prepetition Administrative Agent” means JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Prepetition Secured Parties under the Prepetition Credit Agreement.

“Prepetition Borrowers” means the “Borrowers” under and as defined in the Prepetition Credit Agreement.

“Prepetition Collateral” has the meaning specified in the DIP Orders.

“Prepetition Credit Agreement” has the meaning set forth in the recitals hereto.

“Prepetition Credit Documents” means the Prepetition Credit Agreement and the “Loan Documents” under and as defined in the Prepetition Credit Agreement as such Prepetition Credit Documents have been amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date.

“Prepetition FILO Secured Obligations” has the meaning specified in the DIP Orders.

“Prepetition Lenders” has the meaning set forth in the recitals hereto.

“Prepetition Liens” has the meaning specified in the DIP Orders.

“Prepetition Loan Guarantors” means the “Loan Guarantors” under and as defined in the Prepetition Credit Agreement as in effect on the date hereof.

“Prepetition Loan Parties” means the “Loan Parties” under and as defined in the Prepetition Credit Agreement as in effect on the date hereof.

“Prepetition Permitted Liens” has the meaning specified in the DIP Orders and set forth on Schedule 6.02 hereto.

“Prepetition Secured Obligations” has the meaning specified in the DIP Orders.

“Prepetition Rolled Term Loans” means the Prepetition FILO Secured Obligations held by the Lenders (or their Affiliates and Approved Funds), in their capacities as Prepetition Secured Parties, in an aggregate principal amount of $200,000,000 plus any accrued and unpaid interest thereon.

“Prepetition Secured Parties” means the “Secured Parties” as defined in the Prepetition Credit Agreement as in effect on the date hereof.

“Prime Rate” means, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” has the meaning specified in Section 2.18(a).

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Proceeds” shall have the meaning set forth in Article 9 of the UCC.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means, as applicable, the Administrative Agent and any Lender.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, and (b) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) for other relevant currencies, the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate.

“Required DIP Lenders” means, subject to Section 2.20, Lenders having an outstanding principal amount of Term Loans representing more than 50% of the aggregate outstanding principal amount of Term Loans of all Lenders at such time; provided that, without limiting the restrictions in the definition of Ineligible Institution, for the purpose of determining the Required DIP Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is a Borrower or an Affiliate of a Borrower shall be disregarded.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including the Bankruptcy Court, Environmental Laws and Payment Card Industry Data Security Standards), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or any of the chief executive officer, president, any executive vice president, any senior vice president, chief operating officer or chief legal officer of the Borrower Representative.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Reuters” means, as applicable, Thompson Reuters Corp., Refinitive or any successor thereto.

“Roll-Up Effective Time” means the moment in time immediately following entry of the Interim DIP Order by the Bankruptcy Court approving the roll-up of the Prepetition Rolled Term Loans into the Roll-Up Term Loans as contemplated in this Agreement and in the Interim DIP Order.

“Roll-Up Term Lender” means each Lender that has Roll-Up Term Loans outstanding.

“Roll-Up Term Loans” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba (with respect to Loan Parties), Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person that constitutes a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country, (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (d), or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, (c) the Government of Canada, including pursuant to Canadian Economic Sanctions and Export Control Laws or (d) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, and (c) the successors and permitted assigns of each of the foregoing.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“specified currency” has the meaning assigned to it in Section 2.24.

“Specified Event of Default” means an Event of Default arising under clause (a) or (b) of Article VII.

“Specified Liquidation Agent” means Hilco Merchant Resources, LLC and any other Person approved by the Administrative Agent, together with their respective Affiliates acting with respect to the Specified Store Closing Sales.

“Specified Liquidation Agreements” means (a) that certain Letter Agreement Governing Inventory Disposition, dated September 11, 2020, by and between Hilco Merchant Resources, LLC (“Hilco”) and Company, as amended by that certain Amendment to Letter Agreements, dated August 26, 2022, that certain Second Amendment to Letter Agreements, dated February 12, 2023, and as further amended by that certain Third Amendment to Letter Agreements, dated April 22, 2023 (the “Third Amendment to Specified Liquidation Agreements”), (b) that certain Letter Agreement Governing Inventory Disposition, dated March 2, 2021, by and between Hilco and Buy Buy Baby, Inc., as amended by that certain Amendment to Letter Agreements, dated August 26, 2022 and as further amended by, that certain Second Amendment to Letter Agreements, dated February 12, 2023 and as further amended by the Third Amendment to Specified Liquidation Agreements and (c) any other liquidation agreement with a Specified Liquidation Agent (in form and substance reasonably acceptable to the Administrative Agent), in each case, together with all exhibits, annex and schedules thereto, as further amended, supplemented and modified with prior written notice to the Administrative Agent.

“Specified Priority Collateral” means Prepetition Collateral and Postpetition ABL Priority Collateral.

“Specified Store Closing Sales” means the closure of the Loan Parties’ Stores and the liquidation of assets related thereto by the Specified Liquidation Agents pursuant to the Specified Liquidation Agreements.

“STA” means the Securities Transfer Act (Ontario) and the regulations thereunder, as from time to time in effect; or any other similar legislation of any other province or territory of Canada.

“Statements” has the meaning assigned to such term in Section 2.18(h).

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (i) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other governing body of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean any direct or indirect Subsidiary of the Company or a Loan Party, as applicable. Notwithstanding the foregoing or any other term herein, “Subsidiary” shall exclude any Canadian Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan” means, collectively, the Initial Term Loan and the Roll-Up Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 am (Chicago time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Third Amendment to Specified Liquidation Agreements” has the meaning specified therefor in the definition of Specified Liquidation Agreements.

“Total Initial Term Loan Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan Commitments.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and the Roll-Up Term Loans under and in accordance with the Loan Documents and the DIP Orders, and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the ABR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) any obligation (including any guarantee) that is contingent in nature at such time; or (b) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of the United States of America, any State thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wind-Down Reserve” has the meaning specified in the DIP Orders, as applicable.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required DIP Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. [Intentionally Omitted]

SECTION 1.07. Status of Obligations. The Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.08. [Intentionally Omitted].

SECTION 1.09. Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Term Loan; Initial Term Loan Commitments.

(a) Initial Term Loan Commitment. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Effective Date, an Initial Term Loan to Borrowers in an amount equal to such Lender’s Initial Term Loan Commitment. Borrowers may make only one borrowing under the Initial Term Loan Commitment which shall be on the Effective Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date in an amount equal to such Lender’s Applicable Percentage (calculated in accordance with clause (a) of the definition thereof) of such funded Initial Term Loan.

(b) Roll-Up Term Loans. Effective upon the Interim Order Entry Date, without any further action by any party to this Agreement or any other Person, the Prepetition Rolled Term Loans held by the Lenders shall be automatically “rolled-up” and substituted and exchanged for (and repaid on a cashless basis by) loans issued hereunder (the “Roll-Up Term Loans”), and such Roll-Up Term Loans shall be allocated among the Lenders on a pro rata basis in accordance with such Lender’s Applicable Percentage (calculated in accordance with clause (c) of the definition thereof), shall be deemed funded on and as of the Interim Order Entry Date, shall constitute and be deemed to be Loans hereunder, and shall constitute a portion of the outstanding Obligations owing to the Secured Parties hereunder. The aggregate principal amount of the Roll-Up Term Loans deemed funded hereunder shall be $200,000,000. Annex A sets forth as of the Effective Date the portion of the Prepetition FILO Secured Obligations owing to each Roll-Up Term Lender to be deemed Roll-Up Term Loans upon the Roll-Up Effective Time.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans.

(c) With respect to the Borrowing described in Section 2.01(a), at the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000, as applicable, and not less than $5,000,000, or such lesser amount that is available under the Initial Term Loan Commitment. With respect to the Borrowing described in Section 2.01(a), at the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000, and not less than $5,000,000, or such lesser amount that is available under the Initial Term Loan Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. Borrower Representative shall deliver to Administrative Agent a fully executed Borrowing Request no later than one Business Day prior to the Effective Date (or such shorter period permitted by Administrative Agent), with respect to the Initial Term Loan. Such Borrowing Request shall be irrevocable. Promptly upon receipt by Administrative Agent of such Borrowing Request, Administrative Agent shall notify each Lender of the proposed borrowing. Administrative Agent and Lenders (a) may act without liability upon the basis of written or facsimile notice believed by Administrative Agent in good faith to be from Borrower Representative (or from any Responsible Officer thereof designated in writing purportedly from Borrower Representative to Administrative Agent), (b) shall be entitled to rely conclusively on any Responsible Officer’s authority to request the Initial Term Loan on behalf of Borrower Representative until Administrative Agent receives written notice to the contrary, and (c) shall have no duty to verify the authenticity of the signature appearing on any written Borrowing Request. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Each Lender shall make its Initial Term Loan available to Administrative Agent not later than 12:00 p.m. New York City time, on the Effective Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower Representative on the Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower Representative at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrower Representative.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below and the Bankruptcy Court orders, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof and (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (any of such Loans are herein referred to as “Protective Advances”). The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required DIP Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the ABR. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c) The Borrowers shall be required to repay each Protective Advance on the earlier of the Maturity Date and the date on which demand for payment is made by the Administrative Agent. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion.

SECTION 2.05. [Intentionally Omitted].

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and/or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrowers, at the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing, in the case of a Borrowing by a Borrower; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required DIP Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing, at the end of the Interest Period applicable thereto.

SECTION 2.09. [Intentionally Omitted].

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Maturity Date, and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance, together with all accrued and unpaid interest thereon, on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) [Intentionally Omitted].

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

(g) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be made ratably according to the respective outstanding principal amounts of the Term Loans then held by the Lenders of such Term Loans, except as otherwise expressly provided by this Agreement as in effect from time to time. Amounts so repaid (or prepaid) on account of the Term Loans may not be reborrowed.

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Term Loan in whole or in part, accrued interest to the extent required by Section 2.13 and, if applicable, payment of any break funding expenses under Section 2.16. Each such prepayment of the Term Loan shall be applied in accordance with Section 2.18(b). Any voluntary prepayment shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

(b) Mandatory Prepayments. Except (x) to the extent the Loan Parties are permitted to use any Net Cash Proceeds or Extraordinary Receipts as cash collateral (i) in accordance with the Approved Budget and (ii) as permitted by the DIP Orders and (y) as provided in the last paragraph of this Section 2.11(b):

(i) within 2 Business Days after the date of the consummation of any Disposition (other than Dispositions from a Loan Party to another Loan Party) by any Borrower or any of its Subsidiaries, the Borrowers shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds from such Dispositions;

(ii) within 2 Business Days after the date of receipt by any Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Cash Proceeds from insurance or any condemnation, taking or other casualty, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; and

(iii) within 2 Business Days after the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the Loans an aggregate amount equal to 100% of such Extraordinary Receipts.

(iv) Each prepayment of the Loan pursuant to this Section 2.11(a) or (b) shall be applied in accordance with Section 2.18(b); provided, that, to the extent any Net Cash Proceeds or Extraordinary Receipts required to prepay the Loans pursuant to Sections 2.11(b)(i), (b)(ii) or (b)(iii) constitute Specified Priority Collateral, such Net Cash Proceeds or Extraordinary Receipts shall be applied in accordance with the Prepetition Credit Agreement and the DIP Orders (except to the extent that the Loan Parties are permitted to use such Net Cash Proceeds or Extraordinary Receipts as cash collateral in accordance with the Approved Budget pursuant to the DIP Orders in which case the Loan Parties shall not be required to apply such Net Cash Proceeds or Extraordinary Receipts so applied in accordance with the Prepetition Credit Agreement and the DIP Orders to prepay the Loans).

SECTION 2.12. Fees.

(a) DIP Origination Fee. The Borrowers agree to pay to the Administrative Agent, for the benefit of the Secured Parties in accordance with their Applicable Percentage, a non-refundable origination fee equal to 1.00 % of the aggregate amount of the Total Initial Term Loan Commitment (the “DIP Origination Fee”), which is fully earned and due and payable to the Administrative Agent upon the entry of the Interim DIP Order and such DIP Origination Fee shall be paid in cash on such date.

(b) [reserved]

(c) All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising ABR Borrowings and each Protective Advance shall bear interest at the ABR plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Term Loan comprising (i) ABR Borrowings shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the ABR plus the Applicable Rate and (ii) Term Benchmark Borrowings shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Notwithstanding any contrary provision of this Section 2.13 (but subject to Sections 2.08(e) and 2.14), the Term Loans shall, at the end of any applicable Interest Period, be automatically continued as a single Term Benchmark Borrowing with an Interest Period of one month unless the Borrowers otherwise elect.

(d) [intentionally omitted]

(e) Accrued interest on each Loan shall be payable in cash in arrears on each Interest Payment Date for such Loan and the Maturity Date; provided that (i) interest accruing on Roll-Up Term Loans shall be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of the Roll-Up Term Loans, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Any interest to be capitalized pursuant to clause (e)(i) above shall be capitalized on each Interest Payment Date and added to the then outstanding principal amount of the Roll-Up Term Loans and, thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Roll-Up Term Loans.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required DIP Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing or the Adjusted Term SOFR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing on the last day of the then current Interest Period applicable thereto; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Borrowing on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such

Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 a.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required DIP Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that the Borrower Representative will be deemed to have converted any request for a Term Benchmark Borrowing denominated in U.S. Dollars into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, if such Term Benchmark Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day.

(g) If prior to the first day of a calendar month regarding any reference to the Applicable Rate for the Term Loan, the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Applicable Rate for the Term Loan, the Administrative Agent shall give notice thereof to the Borrower Representative by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such notice no longer exist the Term Loans shall bear interest with reference to the ABR and such interest shall be calculated as provided in Section 2.13(c)(i).

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate);

(ii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender , as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender , as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Benchmark Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Term Benchmark Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Benchmark Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the applicable offshore interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower

Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) On or before the date the Administrative Agent (or any successor to the Administrative Agent) becomes a party to this Agreement, the Administrative Agent (or such successor agent) shall, deliver to the Borrower Representative whichever of the following is applicable: (i) if such agent is a U.S. person, two executed copies of IRS Form W-9 certifying that such agent is exempt from U.S. federal backup withholding or (ii) if such agent is not a U.S. person, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that such agent is a U.S. branch and may be treated as a U.S. person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, such agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower Representative.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(j) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Setoffs. (a) The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. All such payments shall be made to the Administrative Agent at its offices at 2100 McKinney Avenue, Suite 1500 Dallas, Texas 75201 (or such other office as the Administrative Agent may from time to time designate in writing in accordance with Section 9.01 to Borrower Representative and each Lender, the “Principal Office”), except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars.

(b) Subject to the DIP Orders, including funding of the Administrative Claims Reserve and the Wind-Down Reserve, any and all payments with respect to the Obligations shall be applied as follows:

first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Administrative Agent until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full;

fifth, ratably to pay interest then due and payable in respect of the Term Loans until paid in full;

sixth, ratably to pay the principal of the Term Loans until paid in full;

seventh, to the ratable payment of all other Obligations then due and payable until paid in full; and

eighth, to Company or as otherwise directed by applicable law.

(c) For purposes of Section 2.18(b), “paid in full” means payment in cash of all amounts due and payable under the Loan Documents in accordance with and subject to the terms and conditions thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any insolvency proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any insolvency proceeding.

(d) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16 (if any). The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(e) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(f) If, except as otherwise expressly provided herein (including, for the avoidance of doubt, pursuant to any mandatory prepayment required by Section 2.11), any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(g) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(f)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders , as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders , as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(h) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement (which date shall not be earlier than the relevant due date for the payment of such Secured Obligations under the terms of the Credit Agreement), the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19. [Intentionally Omitted].

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved];

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent, for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Sections 2.18(b) or (g) or otherwise) or received by the Administrative Agent, from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent, as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentage. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Term Loan of such Defaulting Lender shall not be included in determining whether the Required DIP Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Security and Administrative Priority.

(a) Collateral; Grant of Lien and Security Interest.

(i) As security for the full and timely payment and performance of all of the Obligations, each of the Debtors, as of the Interim Order Entry Date, and pursuant to and to the extent permitted in the Interim DIP Order and the Final DIP Order, assigns, pledges and grants (or causes the assignment, pledge and grant in respect of any indirectly owned assets) to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and to, and Liens on, all property of the estate under section 541 of the Bankruptcy Code including all real and personal property, whether now existing or hereafter arising and wherever located, tangible and intangible, of each of the Debtors, including: (A) all cash, cash equivalents, deposit accounts, securities accounts, accounts, other receivables (including credit card receivables), chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable) and investment property (including all of the issued and outstanding capital stock of each of its subsidiaries), hedge agreements, real estate, furniture, fixtures, equipment (including documents of title), goods, franchise rights, trade names, trademarks, servicemarks, copyrights, patents, license rights, intellectual property, general intangibles (including, for the avoidance of doubt, payment intangibles), rights to the payment of money (including tax refunds and any other extraordinary payments), supporting obligations, guarantees, letter of credit rights, commercial tort claims, causes of action, and all substitutions, indemnification rights, all present and future intercompany debt, books and records related to the foregoing, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds; (B) all proceeds of leased real property; (C) subject to entry of a Final DIP Order, the proceeds of any avoidance actions brought pursuant to Chapter 5 of the Bankruptcy Code or applicable state law equivalents; (D) proceeds of the Debtors’ rights under section 506(c) (solely to the extent such rights result from the use of Collateral, and are, therefore, enforceable against parties other than the Prepetition Administrative Agent or the Prepetition Secured Parties) and 550 of the Bankruptcy Code; (E) all Prepetition Collateral; (F) all Prepetition Collateral that was not otherwise subject to valid, perfected, enforceable, and unavoidable liens on the Petition Date; and (G) all Lease Rights (as defined in the DIP Orders). Notwithstanding the foregoing, Collateral shall not include the Debtors’ real property leases (but shall include all proceeds of such leases) solely to the extent a Lien in favor of the Administrative Agent is not permitted by the Bankruptcy Code to attach to any such real property lease (all property of the Debtors subject to the security interest referred to in this Section 2.22(a)(i) being hereafter collectively referred to as the “Collateral”).

(ii) Upon entry of the Interim DIP Order or Final DIP Order, and pursuant to and to the extent permitted in the Interim Order and Final Order, each as the case may be, the Liens and security interests in favor of the Administrative Agent referred to in Section 2.22(a)(i) shall be valid and perfected Liens on, and security interests in, the Collateral. Such Liens and security interests and their priority shall be governed by the DIP Orders and remain in effect until all Obligations shall have been repaid in cash in full.

(iii) Notwithstanding anything herein to the contrary (A) all proceeds received by the Administrative Agent and the Lenders from the Collateral subject to the Liens granted in Section 2.22(a)(i) and in each other Loan Document and by the DIP Orders shall be subject to the Carve-Out and (B) no Person entitled to the Carve-Out shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

(b) Grants; Rights and Remedies. The Liens and security interests granted pursuant to Section 2.22 may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the DIP Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder are cumulative.

(c) No Filings Required. The Liens and security interests referred to herein shall be deemed to be valid and perfected by entry of the Interim DIP Order or the Final DIP Order, as the case may be. The Administrative Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim DIP Order or the Final DIP Order, as the case may be, or any other Loan Document; provided, that the Administrative Agent shall be permitted to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien and security interest granted by or pursuant to this Agreement.

(d) Further Assurances. The Loan Parties shall take any other actions reasonably requested by the Administrative Agent and the Lenders from time to time to cause the attachment, perfection and priority as set forth in the DIP Orders of, and the ability of the Administrative Agent and the Lenders to enforce, the security interest of the Administrative Agent and the Lenders in any and all of the Collateral, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (c) causing the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, and (e) obtaining the consents and approvals of any Governmental Authority or third party and taking all actions required by the Uniform Commercial Code or by other law, as applicable in any relevant jurisdiction.

SECTION 2.23. [Intentionally Omitted].

SECTION 2.24. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of a Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Loan Parties agree, jointly and severally, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to, subject to the entry of the Interim DIP Order (and Final DIP Order, when applicable) and to the further approval of the Bankruptcy Court for transactions outside of the ordinary course of business, carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. Upon entry of the Interim DIP Order (and Final DIP Order, when applicable), the Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and upon entry of the Interim DIP Order (and Final DIP Order, when applicable) will constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except for the entry of, and pursuant to the terms of, the Interim DIP Order (and Final DIP Order, when applicable), the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Litigation. Except for the Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary that is not subject to the automatic stay provisions of the Bankruptcy Code.

SECTION 3.05. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect and other than non-compliance arising solely as a result of the commencement of the Cases.

SECTION 3.06. Investment Company Status. No Loan Party or any Subsidiary is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.07. Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it which are not subject to the automatic stay provisions of the Bankruptcy Code. No Loan Party nor any Subsidiary, has applied for, claimed or received a refund of tax under the ITA (or an amount deemed for purposes of the ITA to be an overpayment of tax) to which it was not entitled pursuant to applicable law.

SECTION 3.08. ERISA; Labor Matters.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) each Borrower and each Benefit Plan maintained or sponsored by any Borrower is in compliance with all Requirements of Law, (iii) copies of each non-routine agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Benefit Plan maintained or sponsored by any Borrower have been delivered to the Administrative Agent, (iv) each Benefit Plan maintained or sponsored by a Borrower or Subsidiary of the Borrower that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and (v) there are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Benefit Plan maintained or sponsored by any Borrower or Subsidiary of the Borrower or its assets, (B) any fiduciary with respect to any Benefit Plan maintained or sponsored by any Borrower, or (C) any Borrower or Subsidiary of the Borrower with respect to any Benefit Plan. Except as described in the Borrower’s most recent Form 10-K or as required by Section 4980B of the Internal Revenue Code or could not reasonably be expected to result in a Material Adverse Effect, no Borrower or any Subsidiary of the Borrower maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee or has any obligation to provide any such benefits for any current employee after such employee’s termination of employment.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) there are no strikes, lockouts, slowdowns or any other labor disputes against Company or any Subsidiary pending or, to the knowledge of Company, threatened, (ii) the hours worked by and payments made to employees of (A) the Loan Parties have not been in violation of the Fair Labor Standards Act of 1938 and (B) the Loan Parties have not been in violation of any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters (in each case, to the extent applicable) and (iii) all payments due from any Loan Party on account of employee wages and employee health and welfare insurance, have been paid or accrued as a liability on the books of Company or such Loan Party to the extent required by GAAP or other applicable accounting standards.

SECTION 3.09. Insurance. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.10. Capitalization and Subsidiaries. Schedule 3.10 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) the ownership of each class of each Subsidiary’s authorized Equity Interests (other than the Company), all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.10, and (c) the type of entity of the Company and each of its Subsidiaries. All of the Subsidiaries of the Company are Loan Parties except for (i) Bed Bath & Beyond of Norman Inc., (ii) Oak Insurance Company Inc. IC, (iii) BBB Mexico L.L.C., (iv) Bed Bath & Beyond Mexico S. de R. de C.V., (v) Importadora BBBMex, S de R.L. de C.V., (vi) Servicios, S. de R.L. de C.V. and (vii) Servicios BBBMex, S. de R.L. de C.V.

SECTION 3.11. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.12. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects (but in all respects in connection with use of proceeds as required by Section 5.08) and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.13. Anti-Money Laundering Laws. The operations of each Loan Party and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act, the Proceeds of Crime Act and the applicable anti-money laundering statutes of jurisdictions where any Loan Party or its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving a Loan Party or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrowers, threatened.

SECTION 3.14. Other Bankruptcy Matters.

(a) The Cases were commenced on the Petition Date, in accordance with applicable law and proper notice thereof under the circumstances, and proper notice under the circumstances of (i) the motion seeking approval of the Loan Documents and (ii) entry of the DIP Orders, as applicable, and the hearings for the approval of the Interim DIP Order have been held by the Bankruptcy Court.

(b) Upon the entry of the DIP Orders, each such DIP Order and the Loan Documents are sufficient to provide that the Obligations will constitute superpriority administrative expense claims and the Liens and security interests securing the Obligations shall be senior secured, valid, enforceable and automatically and properly perfected liens, having the priorities set forth herein and the DIP Orders.

(c) Each DIP Order, once entered, is in full force and effect and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Administrative Agent.

SECTION 3.15. Administrative Priority. Pursuant to the terms of the applicable DIP Orders, the joint and several Obligations of the Loan Parties under this Agreement constitute DIP Superpriority Claims and shall be allowed superpriority administrative expense claims in the Cases under section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims, and unsecured claims against such Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, subject only to the terms of the applicable DIP Orders and the Carve-Out.

SECTION 3.16. Prepetition Permitted Liens. All Prepetition Permitted Liens are specified as such on Schedule 6.02 hereto. None of the Permitted Encumbrances (other than Prepetition Permitted Liens and except as otherwise set forth in the DIP Orders) is senior to or pari passu with the Liens securing the Obligations.

ARTICLE IV

Conditions.

SECTION 4.01. Effective Date. The obligations of the Lenders to make the Initial Term Loan on the Effective Date is subject to the satisfaction or waiver in accordance with Section 9.02 of each of the following conditions:

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each Borrower, its Financial Officers, (C) attach true, correct and complete copies of the Specified Liquidation Agreements as in effect on the Effective Date, together with all exhibits, schedules, amendments, supplements and modifications thereto and (D) attach the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and certify that such certificate or articles of incorporation or organization are in full force and effect and there have been no amendments or modifications of such certificate or articles of incorporation or organization approved by the Loan Parties’ stockholders or members or filed with the appropriate authority in each Loan Party’s jurisdiction or incorporation or organization, as applicable, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(c) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on the Effective Date, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) within one (1) Business Day before the Effective Date. All such amounts will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably requested by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02.

(f) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(g) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 hereof.

(h) [Reserved].

(i) USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(j) Initial Budget. The Administrative Agent and the Lenders shall have received, and the Administrative Agent shall have approved, the Initial Budget.

(k) First Day Motions and Orders. All filed “first day” pleadings and “first day” orders filed on the Petition Date, shall be in form and substance acceptable to the Administrative Agent, and all other filed “first day” pleadings and “first day” orders filed on the Petition Date shall not be inconsistent, in any material respect, with the terms hereof. The Administrative Agent shall be satisfied that the Loan Documents and the Interim DIP Order shall be effective to create in favor of the Administrative Agent a legal, valid, perfected and enforceable security interest and Lien upon the Collateral, with the priority set forth in the Interim DIP Order and the terms thereof.

(l) Interim DIP Order. (i) The Interim DIP Order shall be in full force and effect and shall not have been vacated, stayed, reversed, overturned, modified or amended in any respect without the prior written consent of the Administrative Agent and (ii) the Debtors shall be in compliance in all respects with the Interim DIP Order. Upon entry of the Interim DIP Order, the entry into this Agreement shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

(m) Trustee or Examiner. No trustee or examiner with enlarged powers (beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the Debtors or their respective properties.

(n) CRO and CFO. The Administrative Agent shall have received (i) duly adopted resolutions of the Company, in form and substance satisfactory to the Administrative Agent, retaining Holly Etlin of Alix as the CFO and CRO (“Effective Date Resolutions”) and (ii) duly executed copies of the retention agreements pursuant to which Holly Etlin of Alix is retained as the Company’s CFO and CRO.

(o) Cash Management Order. The Cash Management Order reasonably acceptable to the Administrative Agent shall be in full force and effect and shall not have been reversed, vacated, stayed or subject to appeal, and shall not have been amended, restated, amended and restated, supplemented or otherwise modified without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld).

(p) Specified Liquidation Agreements. The Administrative Agent shall have received the Third Amendment to Specified Liquidation Agreements, in form and substance reasonably satisfactory to the Administrative Agent. Each of the Specified Liquidation Agreements (as amended by the Third Amendment to Specified Liquidation Agreements) (i) shall have been approved by the Bankruptcy Court and (ii) shall be in full force and effect.

(q) Bankruptcy Court Approvals. The Bankruptcy Court shall have approved (i) the retention by the Loan Parties of the Investment Advisor, Alix, the CRO, CFO and the Specified Liquidation Agents and (ii) the Consignment Agreement.

(r) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier or Material Adverse Effect shall be required to be true and correct in all respects) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would immediately result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(s) Borrowing Request. The Administrative Agent shall have received a fully executed and delivered Borrowing Request in accordance with the requirements hereof.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants.

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) promptly on or before the deadlines specified in Annex F hereto, each of the reports and other information set forth on Annex F hereto;

(b) promptly notify the Administrative Agent in writing (after a director or officer of any Loan Party obtains actual knowledge thereof) of any party seeking relief from the Automatic Stay other than as expressly authorized under the DIP Orders;

(c) as soon as reasonably practicable, but in no event less than two (2) days (or such shorter period agreed to by the Administrative Agent) prior to any filing, copies of all material proposed pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the Loan Parties with the Bankruptcy Court that affect or may affect the Administrative Agent or the Lenders (other than the “first day” motions and proposed orders, any retention applications, declarations, or other similar pleadings), or distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Cases or any other party in interest;

(d) if not otherwise provided through the Bankruptcy Court’s electronic docketing system, as soon as reasonably available, promptly deliver to the Administrative Agent and the Lenders, copies of all final pleadings, motions, applications, orders, financial information and other documents (excluding privileged information, attorney work product, personally identifiable data, or other commercially sensitive information) distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Cases;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) promptly upon the reasonable request of Administrative Agent from time to time, additional information relating to the Collateral (it being agreed that the Borrowers shall cooperate (and shall cause the CRO, CFO, Investment Advisor, Alix, Specified Liquidation Agents and its other advisors and representatives) to cooperate) with Administrative Agent and Agent’s Advisors in connection with the foregoing, including granting access to information and records;

(g) promptly following the Borrowers’ receipt thereof, copies of all reports delivered by the Specified Liquidation Agents pursuant to the Specified Liquidation Agreements; and

(h) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (including on behalf of any Lender) may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent (including on behalf of any Lender) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent).

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance; and

(c) any indication that credit card issuers or credit card processors are implementing holdbacks or reserves of amounts due to any Loan Party.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and Intellectual Property rights related to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case with respect to such rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and Intellectual Property rights or requisite authority to conduct business, where the failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03; provided further that, unless required in order to comply with

Section 6.03, neither the Company nor any Subsidiary shall be required to preserve or maintain the corporate or organizational existence of any Subsidiary if the Board of Directors of the Company, or the CRO, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of the parent of such Subsidiary or the Loan Parties, and that the loss thereof is not disadvantageous in any material respect to the Loan Parties, the Administrative Agent, or the Lenders (it being understood that if such Subsidiary is a Loan Party, the Administrative Agent shall maintain a continuous perfected security interest on such Subsidiary’s Collateral having the priority required by the Loan Documents and the DIP Orders).

SECTION 5.04. Payment of Taxes. Subject to the Approved Budget (and any Permitted Variances), each Loan Party will, and will cause each Subsidiary to, pay or discharge all Taxes that are not subject to the automatic stay provisions of the Bankruptcy Code.

SECTION 5.05. [Reserved].

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws . Each Loan Party will, and will cause each Subsidiary to, comply with each Requirement of Law applicable to it or its property, except, in each case, (a) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (b) such compliance is subject to the automatic stay provisions of the Bankruptcy Code or any order of the Court.

SECTION 5.08. Use of Proceeds. The Company shall use the proceeds of the Loans in accordance with the Approved Budget (subject to any Permitted Variances) and the DIP Orders. Subject to entry of the Interim DIP Order, the Company shall use the proceeds of the Roll-Up Term Loans to partially repay the Prepetition FILO Secured Obligations held by the Lenders (or their Affiliates and Approved Funds), in their capacities as Prepetition Secured Parties, in an amount equal to the amount of such proceeds, which shall reduce the principal amount of the Prepetition FILO Secured Obligations under the Prepetition Credit Agreement on a dollar-for-dollar basis.

SECTION 5.09. Insurance. Except as agreed to by the Administrative Agent in its sole reasonable discretion, each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the net proceeds of Collateral from any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and deposited into Deposit Accounts or Securities Accounts subject to the perfected Lien of the Administrative Agent in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. [Reserved].

SECTION 5.12. [Reserved].

SECTION 5.13. [Reserved].

SECTION 5.14. [Reserved].

SECTION 5.15. [Reserved].

SECTION 5.16. Milestones. Each Loan Party will, and will cause each Subsidiary to, comply with the Milestones by the required dates set forth in Exhibit C to the Interim DIP Order.

SECTION 5.17. Other Bankruptcy Matters. Each Loan Party will, and will cause each Subsidiary to, comply with (a) the Approved Budget (subject to any Permitted Variances) and (b) all of the requirements and obligations set forth in (i) the DIP Orders (including, without limitation, Section 17 of the Interim DIP Order) and (ii) any other orders entered in the Cases to the extent relevant to the interests of the Lenders, in each case of clauses (i) and (ii), after the entry thereof.

SECTION 5.18. Chief Restructuring Officer; Chief Financial Officer. The Loan Parties shall retain and maintain at all times Holly Etlin from Alix as the CRO and CFO on the same terms as specified in the Effective Date Resolutions and the retention agreements delivered to the Administrative Agent on the Effective Date or otherwise satisfactory to the Administrative Agent. The Loan Parties hereby (i) authorize the Administrative Agent (or their respective agents or advisors) to communicate directly with the CRO and/or the CFO regarding any and all matters related to the Loan Parties, including, without limitation, all financial reports and projections developed, reviewed or verified by the CRO and/or the CFO and all additional information, reports and statements reasonably requested by the Administrative Agent and (ii) authorize and direct the CRO and the CFO to provide the Administrative Agent (or their respective agents or advisors) with copies of reports and other information or materials prepared or reviewed by such CRO or CFO as the Administrative Agent may reasonably request. Notwithstanding anything to the contrary contained in this Section 5.18, none of the Loan Parties will be required to disclose or permit access to any document, information, or other matter (A) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or advisors) is prohibited by Law or any binding agreement that is not entered into in order to circumvent the terms of this Section or (B) that is subject to attorney-client or similar privilege or that constitutes attorney work product.

SECTION 5.19. Loan Parties’ Advisors. The Loan Parties shall retain additional advisors as may be reasonably requested by the Administrative Agent on terms and conditions satisfactory to Administrative Agent. The Loan Parties shall continue to retain the Investment Advisor, Alix and the Specified Liquidation Agents (collectively with the Investment Advisor, Alix and any additional advisors, the “Advisors”) on terms and conditions satisfactory to Administrative Agent. The Loan Parties and their representatives will fully cooperate with any such advisors and grant them full and complete access to the books and records of the Loan Parties. The Loan Parties hereby (i) authorize the Administrative Agent (and their respective agents and advisors) to communicate directly with the Advisors regarding any and all matters related to the Loan Parties and their Affiliates and (ii) authorize and direct each Advisor to provide the Administrative Agent (and their respective agents and advisors) with copies of reports and other information or materials prepared or reviewed by such Advisor as the Administrative Agent may reasonably request (in each case, subject to protection as necessary in respect of bona fide attorney-client privilege). The Loan Parties shall host periodic telephonic conference calls with the Administrative Agent, the Lenders and the Agent’s Advisors, if requested by the Administrative Agent to discuss matters as the Administrative Agent may reasonably request. Notwithstanding anything to the contrary contained in this Section 5.19, none of the Loan Parties will be required to disclose or permit access to any document, information, or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or advisors) is prohibited by Law or any binding agreement that is not entered into in order to circumvent the terms of this Section or (ii) that is subject to attorney-client or similar privilege or that constitutes attorney work product.

SECTION 5.20. WARN Notices. The Debtors shall issue WARN notices in accordance with applicable law no later than 3 Business Days following the Petition Date.

ARTICLE VI

Negative Covenants.

Unless the Required DIP Lenders otherwise consent in writing and until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Petition Date, including the Prepetition Secured Obligations;

(c) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (c) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(d) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(e) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(f) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; and

(g) other Indebtedness in an aggregate principal amount not exceeding $100,000 at any time outstanding.

Notwithstanding the foregoing, and except for the Carve-Out as provided in the DIP Orders, no Indebtedness permitted under this Section 6.01 shall have an administrative expense claim status under the Bankruptcy Code that is senior to or pari passu with (x) the DIP Superpriority Claims or (y) the superpriority administrative expense claims of the Prepetition Administrative Agent and the Prepetition Secured Parties, in each case, as set forth herein and in the DIP Orders.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any DIP Order or any Loan Document;

(b) Permitted Encumbrances (including Prepetition Permitted Liens);

(c) in connection with the sale or transfer of any Equity Interests or other assets in a transaction otherwise permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(d) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(e) Liens on assets of the Company and its Subsidiaries not constituting Collateral securing Indebtedness or other obligations; provided that the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $100,000 at any time outstanding;

(f) Prepetition Liens (as defined in the Interim DIP Order); and

(g) other Liens approved in writing by the Administrative Agent in its sole discretion.

Notwithstanding any of the foregoing, no Permitted Encumbrance (other than Prepetition Permitted Liens and except as set forth in the DIP Orders) is senior to or pari passu with the Liens securing the Obligations.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Company may merge into, or consolidate or amalgamate with, the Company in a transaction in which the Company is the surviving entity, (ii) any Subsidiary of any Borrower may merge into, or consolidate or amalgamate with, a Loan Party (other than the Company) in a transaction in which such Loan Party is the surviving entity, (iii) any Loan Party (other than a Borrower) may merge into, or consolidate or amalgamate with, any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iv) any Subsidiary that is not a Loan Party may merge into, or consolidate or amalgamate with, any other Subsidiary that is not a Loan Party, or may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent.

(c) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related, complementary or ancillary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, make any Investments except:

(a) Investments constituting deposits described in the definition of the term “Permitted Encumbrances”;

(b) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(c) cash and Permitted Investments;

(d) Investments received in connection with Dispositions;

(e) other Investments not to exceed $100,000 in the aggregate at any time; and

(f) other Investments approved in writing by the Administrative Agent in its sole discretion.

For the avoidance of doubt, no Investment shall be made by any Loan Party to or in any Canadian Subsidiary.

SECTION 6.05. [Intentionally Omitted].

SECTION 6.06. [Intentionally Omitted].

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, make, directly or indirectly, any Restricted Payment, except Subsidiaries may distribute any cash, property or assets to the Company or to any other Loan Party.

(b) No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity or otherwise satisfy prior to the scheduled maturity thereof, other than (i) the Obligations, (ii) any payments in respect of accrued payroll and related expenses as of the commencement of the Cases or other amounts in accordance with the Approved Budget (subject to any Permitted Variances) or (iii) otherwise pursuant to an order of the Court and in accordance with the Approved Budget.

(c) Without limiting any other provision hereof, except as set forth in the Approved Budget (subject to any Permitted Variances), without express prior written consent of the Administrative Agent and pursuant to an order of the Court (including any DIP Order) after notice and a hearing, no Loan Party shall make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the Petition Date that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions between or among any Loan Parties, (b) any intercompany Indebtedness permitted under Section 6.01, and (c) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in accordance with the Approved Budget (subject to any Permitted Variances). Notwithstanding any of the foregoing, no Investment, Disposition or Restricted Payment shall be made by any Loan Party to a Canadian Subsidiary.

SECTION 6.10. [Reserved].

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a)(i) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents or (ii) any Credit Card Agreement (as defined in the Prepetition Credit Agreement as in effect on the date hereof), in each case to the extent any such amendment, modification or waiver would reasonably be expected to result in a Material Adverse Effect or (b) the Consignment Agreement in any material respect without the prior written consent of the Administrative Agent.

SECTION 6.12. Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to or has any liability in respect of any Canadian Defined Benefit Plan, or at any time in the five-year period preceding such acquisition has sponsored, administered, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent.

SECTION 6.13. Disbursements. None of the Company or any of its Subsdaries shall make any disbursements other than those set forth in the Approved Budget (subject to Permitted Variances or as otherwise permitted in accordance with the terms of the DIP Orders).

SECTION 6.14. Case Matters. None of the Company or any of its Subsidiaries, except with the prior written consent of the Required DIP Lenders, shall:

(a) assert, file or seek, or consent to the filing or the assertion of or joinder in, or use any portion of the proceeds of the Loans, Obligations, the Collateral, the Carve-Out or cash collateral to compensate services rendered or expenses incurred in connection with, any claim, counterclaim, action, proceeding, order, application, pleading, motion, objection, any other papers or documents, defense (including offsets and counterclaims of any nature or kind), or other contested matter (including any of the foregoing the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration, or similar relief):

(i) avoiding, re-characterizing, recovering, reducing, subordinating (except pursuant to the DIP Orders), disallowing, or otherwise challenging (under Sections 105, 506(c), 542, 543, 544, 545, 547, 548, 549, 550, 551, 552(b), or 553 of the Bankruptcy Code or other applicable law), in each case, in whole or in part, the Obligations, the DIP Liens, the Prepetition Secured Obligations, the Prepetition Credit Documents or the Prepetition Liens; or reversing, modifying, amending, staying or vacating the DIP Orders, without the prior written consent of the Administrative Agent;

(ii) granting priority for any administrative expense, secured claim or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Administrative Agent and the Lenders in respect of the Obligations, except as provided under the Carve-Out or to the extent expressly permitted under the DIP Orders;

(iii) granting or imposing, under Section 364(c) or 364(d) of the Bankruptcy Code or otherwise, any additional financing under such sections or any Lien equal or superior to the priority of the DIP Liens except to the extent expressly permitted under the DIP Orders; or

(iv) permitting the use of cash collateral as defined in Section 363 of the Bankruptcy Code, except as expressly permitted by the DIP Orders or this Agreement;

(b) seek or consent to any order (i) dismissing any of the Cases under Sections 105, 305 or 1112 of the Bankruptcy Code or otherwise; (ii) converting any of the Cases to cases under Chapter 7 of the Bankruptcy Code; (iii) appointing a Chapter 11 trustee in any of the Cases; (iv) appointing an examiner with enlarged powers beyond those set forth in sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code in any of the Cases; or (v) granting a change of venue with respect to any Case or any related adversary proceeding;

(c) make any payments or transfer any property on account of claims asserted by any vendors of any Loan Party for reclamation in accordance with Section 2-702 of any applicable UCC and Section 546(c) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court upon prior notice to the Administrative Agent;

(d) return any inventory or other property to any vendor pursuant to Section 546(g) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court in accordance with Section 546(g) of the Bankruptcy Code upon prior notice to the Administrative Agent; or

(e) (i) make payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except, in each case, in amounts and on terms and conditions that (I) are approved by order of the Bankruptcy Court after notice and hearing, (II) are within the limits of the Approved Budget (subject to any Permitted Variances), and (III) as approved in writing by the Administrative Agent.

ARTICLE VII

Events of Default.

SECTION 7.01. Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of two (2) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or in any respect if such representation or warranty is qualified by materiality or Material Adverse Effect);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) (and such failure to observe or perform shall continue unremedied for one Business Day), 5.01 (other than Section 5.01(a)), 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.08, 5.16, 5.17, 5.18, 5.19, 5.20 or in Article VI of this Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender) if such breach relates to any other provision of any Loan Document;

(f) any Loan Party shall fail to comply in any material respect with the terms of any Specified Liquidation Agreement for the Specified Store Closing Sales or any Specified Liquidation Agreement for the Specified Store Closing Sales shall be amended or modified in a manner which is materially adverse to the Lenders without the Administrative Agent’s consent;

(g) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and not subject to automatic stay or other order of the Bankruptcy Court) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment, which judgments are not stayed on appeals or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;

(i) except as permitted by the terms of any Loan Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected Lien with the requisite priority as set forth in the DIP Orders;

(j) at any time that the Consignment Agreement is in effect, the occurrence of any date that is fifteen (15) days prior to the Termination Date (as such term is defined in the Consignment Agreement) then in effect; or

(k) any of the following shall have occurred in the Cases:

(i) the bringing of a motion or application by any Debtor in any of the Cases, or the entry of any order by the Bankruptcy Court in any of the Cases: (A) to obtain additional post-petition financing under section 364(c) or (d) of the Bankruptcy Code that does not provide for the indefeasible repayment of all Obligations under this Agreement and Prepetition FILO Secured Obligations under the Prepetition Credit Agreement in full in cash immediately upon the consummation of such financing without the prior written consent of the Required DIP Lenders; (B) to grant any Lien, other than Liens expressly permitted under this Agreement or the DIP Orders upon or affecting any Collateral; or (C) except as provided in this Agreement or the DIP Orders, to use cash collateral of the Administrative Agent and the Lenders under section 363(c) of the Bankruptcy Code or any equivalent provision of the relevant applicable law without the prior written consent of the Administrative Agent (at the direction of the Required DIP Lenders) and the Required DIP Lenders; or

(ii) the filing of any plan of reorganization or disclosure statement attendant thereto, or any amendment, modification or supplement to such plan or disclosure statement, by any Debtor, other than a Chapter 11 plan that has been consented to by the Administrative Agent (an “Approved Plan”); or

(iii) the entry of an order in the Cases amending, supplementing, staying, vacating or otherwise modifying any Loan Document or any DIP Order without the prior written consent of the Required DIP Lenders; or

(iv) the payment of, or application by any Debtor for authority to pay, any prepetition claim without the prior written consent of the Required DIP Lenders other than amounts set forth in the Approved Budget; or

(v) the entry of an order by the Bankruptcy Court appointing, or the filing of a motion or application by any Debtor for an order seeking the appointment of, in either case, without the prior consent of the Required DIP Lenders, a trustee in the Cases or the appointment of an examiner under section 1104 of the Bankruptcy Code or otherwise in the Cases; or

(vi) the dismissal of any of the Cases, or if any Debtor files a motion or other pleading seeking the dismissal of the Cases, in each case, without the prior written consent of the Required DIP Lenders; or

(vii) the conversion of any of the Cases from one under Chapter 11 of the Bankruptcy Code to one under Chapter 7 of the Bankruptcy Code, or if any Debtor files a motion or other pleading seeking the conversion of any of the Cases under section 1112 of the Bankruptcy Code or otherwise; or

(viii) any Debtor files, without the prior written consent of the Administrative Agent, a motion or application seeking, or the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay provisions of the Bankruptcy Code, (x) to allow any creditor to execute upon or enforce a Lien on any Collateral not in accordance with the terms hereof, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state, provincial or local environmental or regulatory agency or authority having priority over the Liens in favor of the Administrative Agent; or

(ix) any (a) Debtor files a motion or application seeking, or the entry of an order precluding the Administrative Agent or the Prepetition Administrative Agent (or its respective designee) from having the right to or being permitted to “credit bid” any amount of the Obligations or Prepetition Secured Obligations, respectively with respect to the assets of the Debtors, or (b) the Bankruptcy Court enters an order prohibiting, restricting, precluding, or otherwise impairing the unqualified right of the Administrative Agent or the Prepetition Administrative Agent (or their respective designees) from having the right to or being permitted to “credit bit” any amount of the Obligations or Prepetition Secured Obligations, respectively, with respect to the assets of the Debtors; or

(x) the modification, reversal, vacation or stay of the effectiveness of the DIP Orders or any provision thereof without the prior written consent of the Required DIP Lenders; or

(xi) any Debtor shall make any payment or grant any form of adequate protection with respect to Indebtedness existing prior to the Petition Date (other than, in each case, as permitted under this Agreement, the DIP Orders or an Approved Plan or relief sought in any “first day” motions filed on the Petition Date); or

(xii) any Person, other than the Administrative Agent or the Required DIP Lenders, files a motion or application for any of the orders described in this Section 7.01(j) that is not contested in good faith by the Debtors;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may (and, at the request of the Required DIP Lenders, shall) exercise all rights and remedies in accordance with the Loan Documents, the DIP Orders and applicable law.

ARTICLE VIII

The Administrative Agent.

SECTION 8.01. Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required DIP Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required DIP Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv) nothing in this Agreement or any Loan Document shall require the Agent to account to any Lender for any sum or the profit element of any sum received by the Agent for its own account.

(d) The Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) [Intentionally Omitted].

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Secured Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of Section 8.06 also constitutes the substitution of the Attorney.

(h) The provisions of this Article are solely for the benefit of the Agent and the Lenders and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of their respective Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required DIP Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Agent by the Borrower Representative, a Lender , and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent, (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable or responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any other Loan Party, any Subsidiary or any Lender as a result of, any determination of the outstanding principal amount of the Term Loan, any of the component amounts thereof or any portion thereof attributable to each Lender, or any exchange rate or Dollar Equivalent.

(b) Without limiting the foregoing, the Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s ‘s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Agent Individually. With respect to its Commitments and Loans, the Person serving as the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender, as the case may be. The terms “Lenders”, “Required DIP Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or as one of the Required DIP Lenders, as applicable. The Person serving as the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Agent and without any duty to account therefor to the Lenders.

SECTION 8.05. Successor Agent.

(a) The Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Representative, whether or not a successor Agent has been appointed. Upon any such resignation, the Required DIP Lenders shall have the right, to appoint a successor Administrative Agent. If no successor Agent shall have been so appointed by the Required DIP Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (which in the case of the Administrative Agent shall be a bank with an office in New York, New York or an Affiliate of any such bank). In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required DIP Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Lender. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Acknowledgements of Lenders.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on or prior to the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of their respective Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent or any of its Affiliates, with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Collateral Matters; Agents for Perfection.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) [Intentionally Omitted].

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(d) Each Lender, for and on behalf of itself and each of its Affiliates, agrees to hold all Control Collateral and Cash Collateral that is part of the Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each Secured Party solely for the purpose of perfecting the security interest granted to the Administrative Agent for itself and each Secured Party in such Control Collateral or Cash Collateral. The duties or responsibilities of any such Lender (or Affiliate thereof) under this Section 8.07(d) are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral in its possession as agent for the Secured Parties for purposes of perfecting the Lien held by such Lender (or Affiliate). No Lender (or Affiliate) is, or shall be deemed to be, a fiduciary of any kind for any other Secured Party or any other Person. Nothing in this Section 8.07(d) shall be construed to limit (a) the obligations of the Loan Parties to comply with the requirements of the Collateral Documents or any other Loan Document with respect to any Control Collateral or Cash Collateral or (b) any Lender’s obligation to share the benefits of any right of setoff or counterclaim with respect to any Control Collateral or Cash Collateral pursuant to the terms of this Agreement. As used in this Section 8.07(d), (i) “Cash Collateral” means cash, Permitted Investments, Security Entitlement or Financial Assets, and (ii) “Control Collateral” means any Collateral consisting of any certificated Security, Securities Account, Investment Property, Deposit Account, Instruments or any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any representative therefor (with capitalized terms not defined herein having the meanings set forth in the UCC).

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required DIP Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) in accordance with the DIP Orders and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law and the DIP Orders. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required DIP Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase); provided, that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids must be submitted through, and administered by, the Administrative Agent (at the direction of the Required Lenders), as set forth herein. In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required DIP Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required DIP Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. [Intentionally Omitted].

SECTION 8.10. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous.

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Attention: Chief Legal Officer

E-mail: David.Kastin@bedbath.com

with a copy to

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Attention: Holly Etlin, Chief Restructuring Officer and Chief Financial Officer

E-mail: hetlin@alixpartners.com

with a copy to

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: David M. Nemecek, P.C., Nisha Kanchanapoomi, P.C.,

Joshua A. Sussberg, P.C. and Emily E. Geier, P.C.

E-mail: david.nemecek@kirkland.com;

nisha.kanchanapoomi@kirkland.com; joshua.sussberg@kirkland.com

emily.geier@kirkland.com

Fax: (310) 552-5900

(ii) if to the Administrative Agent, to Sixth Street Specialty Lending, Inc. at:

2100 McKinney Avenue, Suite 1500

Dallas, Texas 75201

Email: SLXAccounting@sixthstreet.com

with a copy (which shall not constitute notice) to

Proskauer Rose LLP
11 Times Square
New York, New York 10036
Attention:	Frederic Ragucci and Ji Hye You
Telephone:	212-969-3000
Telecopier:	212-969-2900

(iii) if to any other Lender , to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14(c) and (d) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required DIP Lenders or (y) in the case of any Collateral Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto with the consent of the Required DIP Lenders; provided that, subject to Section 2.14(c) and (d) and Section 9.02(e) below, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, or change the order of the payment waterfall provisions of Section 2.18(b), in each case, without the written consent of each Lender (other than any Defaulting Lender), (v) [reserved], (vi) [reserved], (vii) change any of the provisions of this Section or the definitions of “Required DIP Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (viii) [reserved]; (ix) (A) release the Company from its obligation under its Loan Guaranty or (B) release all or substantially all of the other Loan Guarantors from their obligations under the Loan Guaranty (except, in the case of this clause (B), as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (x) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), (xi) subordinate the Obligations hereunder or the Liens granted in favor of the Administrative Agent under the Collateral Documents, to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender, or (xii) add a new Borrower that is not organized under the laws of the U.S. without the consent of each Lender directly affected thereby; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary (other than pursuant to a transaction the primary purpose of which is to cause the release of such Loan Guaranty), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required DIP Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required DIP Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement (if any) had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document or (ii) to reflect the addition of new types of Collateral relating thereto in connection with Indebtedness permitted under this Agreement.

SECTION 9.03. Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a) The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and one specialist counsel (which as of the Effective Date is Quinn Emanuel Urquhart & Sullivan, LLP) plus, in each case and if reasonably necessary, one local counsel in each applicable material jurisdiction (excluding allocated costs of in-house counsel) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of advisors to Administrative Agent’s counsel (including, without limitation, Houlihan Lokey Capital, Inc. and M3 Advisory Partners, LP) and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent or any Lender, taken as a whole, plus, in each case and if reasonably necessary, one specialist counsel and one local counsel in each applicable jurisdiction, and, in the case of an actual conflict of interest, one additional specialist or local counsel to all such affected persons (in each case taken as a whole and excluding allocated costs of in-house counsel and paralegals) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D) Taxes, fees and other charges for (1) lien searches and (2) recording the filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(F) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral;

(G) any attempt to enforce or prosecute any rights or remedies of the Administrative Agent against any or all of the Loan Parties or any other Person that may be obligated to the Administrative Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(H) any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(I) the obtaining of approval of the Loan Documents by the Court; and

(J) the preparation and review of pleadings, documents and reports related to the Cases and any successor cases, attendance at meetings, court hearings or conferences related to the Cases and any successor cases, and general monitoring of the Cases and any successor cases.

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of (I) one counsel to the Indemnitees (taken as a whole and excluding allocated costs of in-house counsel), (II) if reasonably necessary, one specialist counsel and local counsel in any relevant jurisdiction for all such Indemnitees and (III) in the case of an actual conflict of interest, one additional specialist or local counsel to all such affected Indemnitees (in each case taken as a whole and excluding allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary during or as a result of such ownership or operation thereof, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a claim against an Indemnitee for a material breach of such Indemnitee’s express obligations hereunder or (B) relate to a dispute solely among Indemnitees (not arising as a result of any act or omission by the Company or any of its affiliates) other than claims against an indemnified person acting in its capacity or fulfilling its role as an agent. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct.

(d) To the extent permitted by applicable law (i) neither Company nor any other Loan Party shall assert, and the Company and each other Loan Party hereby waives, any claim against the Administrative Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve the Company or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than twenty (20) days after written demand therefor.

The agreements under this Section 9.03 shall survive the termination of this Agreement and the Payment in Full of the Secured Obligations.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans) to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Register and Participant Register are intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender or their respective Affiliates, irrespective of whether or not such Lender or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York and any U.S. federal court sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers, (i) to its current or prospective limited partners, or (j) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein.

For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THE LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party, each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA, the STA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Marketing Consent. Subject to Section 9.12, the Borrowers hereby authorize the Administrative Agent and its affiliates, at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies the Administrative Agent in writing that such authorization is revoked.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an Affected Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Affected Resolution Authority.

SECTION 9.20. No Fiduciary Duty, etc. (a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.21. Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.22. DIP Orders.

This Agreement is subject to the terms and provisions of the applicable DIP Order. In the event of a conflict between the terms hereof and the terms of the applicable DIP Order, the terms of such applicable DIP Order shall govern and control

ARTICLE X

Loan Guaranty.

SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses, including, without limitation, the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, plus (II) if reasonably necessary, one specialist counsel and one local counsel in each applicable jurisdiction and reasonable expenses paid or incurred by the Administrative Agent and the Lenders (in each case of clauses (I) and (II) taken as a whole and excluding allocated costs of in-house counsel and paralegals) in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Common Enterprise. The successful operation and condition of each of the Loan Guarantors is dependent on the continued successful performance of the functions of the group of the Loan Guarantors as a whole and the successful operation of each of the Loan Guarantors is dependent on the successful performance and operation of each other Loan Guarantor. Each Loan Guarantor expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Guarantors and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Guarantor has determined that execution, delivery, and performance of this Loan Guaranty and any other Loan Documents to be executed by such Loan Guarantor is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Guarantor, and is in its best interest.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be subject to the provisions of Section 2.17.

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13. Releases.

(a) A Loan Guarantor (other than the Company) will be automatically and unconditionally released from its obligations under this Loan Guaranty:

(i) in connection with any Disposition of (x) Equity Interests of such Loan Guarantor or (y) all or substantially all of the assets of such Loan Guarantor, in each case, if (i) such Disposition is permitted hereunder (or consented to by the Required DIP Lenders) and (ii) such Disposition is not being made for the primary purpose of causing the release of the Loan Guaranty; or

(ii) upon Payment in Full.

(b) The Company will be automatically and unconditionally released from its obligations under this Loan Guaranty upon Payment in Full.

(c) Upon any occurrence giving rise to a release of a Loan Guarantor as specified above, the Administrative Agent will, at the direction of and sole cost of the Loan Parties, execute any documents reasonably requested by the Borrower Representative in order to evidence or effect such release, termination and discharge in respect of this Loan Guaranty. Upon any release of a Loan Guarantor from its Guarantee, such Loan Guarantor shall also be released from its obligations under the Collateral Documents subject to the provisions of Section 9.02(c).

ARTICLE XI

The Borrower Representative.

SECTION 11.01. Appointment; Nature of Relationship. Bed Bath & Beyond Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, each Borrower hereby appoints the Borrower Representative as their agent to receive all of the proceeds of the Loans requested by such Borrower in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWERS:

BED BATH & BEYOND INC.

By:	/s/ David Kastin
Name: David Kastin
Title: Executive Vice President, Chief Legal Officer

BUY BUY BABY, INC. DECORIST, LLC HARMON STORES, INC. BED BATH & BEYOND OF CALIFORNIA LIMITED LIABILITY COMPANY

By:	/s/ David Kastin
Name: David Kastin
Title: Secretary

BBB CANADA LP INC. BBB VALUE SERVICES INC. BBBY MANAGEMENT CORPORATION BBBYCF LLC BBBYTF LLC BED ‘N BATH STORES INC. BWAO LLC CHEF C HOLDINGS LLC LIBERTY PROCUREMENT CO. INC.

By:	/s/ David Kastin
Name: David Kastin
Title: Secretary

BED BATH & BEYOND OF GALLERY PLACE L.L.C. ONE KINGS LANE LLC

By:	Bed Bath & Beyond Inc.
Its: Sole Member
By:	/s/ David Kastin
Name: David Kastin
Title: Executive Vice President, Chief Legal Officer

OF A KIND, INC.

By:	/s/ Holly Etlin____________________
Name: Holly Etlin
Title: Chief Restructuring Officer

ALAMO BED BATH & BEYOND INC.

BED BATH & BEYOND OF ANNAPOLIS, INC.

BED BATH & BEYOND OF ARUNDEL INC.

BED BATH & BEYOND OF BATON ROUGE INC.

BED BATH & BEYOND OF BIRMINGHAM INC.

BED BATH & BEYOND OF BRIDGEWATER INC.

BED BATH & BEYOND OF DAVENPORT INC.

BED BATH & BEYOND OF EAST HANOVER INC.

BED BATH & BEYOND OF EDGEWATER INC.

BED BATH & BEYOND OF FALLS CHURCH, INC.

BED BATH & BEYOND OF FASHION CENTER, INC.

BED BATH & BEYOND OF FREDERICK, INC.

BED BATH & BEYOND OF GAITHERSBURG INC.

BED BATH & BEYOND OF KNOXVILLE INC.

BED BATH & BEYOND OF LEXINGTON INC.

BED BATH & BEYOND OF LINCOLN PARK INC.

BED BATH & BEYOND OF LOUISVILLE INC.

BED BATH & BEYOND OF MANDEVILLE INC.

BED BATH & BEYOND OF OPRY INC.

BED BATH & BEYOND OF OVERLAND PARK INC.

BED BATH & BEYOND OF PALM DESERT INC.

BED BATH & BEYOND OF PARADISE VALLEY INC.

BED BATH & BEYOND OF PITTSFORD INC.

BED BATH & BEYOND OF PORTLAND INC.

BED BATH & BEYOND OF ROCKFORD INC.

BED BATH & BEYOND OF TOWSON INC.

BED BATH & BEYOND OF VIRGINIA BEACH INC.

By: /s/ David Kastin__________________
Name: David Kastin
Title: Secretary

BED BATH & BEYOND OF WALDORF INC.

BED BATH & BEYOND OF WOODBRIDGE INC.

BED, BATH & BEYOND OF MANHATTAN, INC.

BUY BUY BABY OF ROCKVILLE, INC.

BUY BUY BABY OF TOTOWA, INC.

DEERBROOK BED BATH & BEYOND INC.

HARMON OF BRENTWOOD, INC.

HARMON OF CALDWELL, INC.

HARMON OF CARLSTADT, INC.

HARMON OF FRANKLIN, INC.

HARMON OF GREENBROOK II, INC.

HARMON OF HACKENSACK, INC.

HARMON OF HANOVER, INC.

HARMON OF HARTSDALE, INC.

HARMON OF MANALAPAN, INC.

HARMON OF MASSAPEQUA, INC.

HARMON OF MELVILLE, INC.

HARMON OF NEW ROCHELLE, INC.

HARMON OF NEWTON, INC.

HARMON OF OLD BRIDGE, INC.

HARMON OF PLAINVIEW, INC.

HARMON OF RARITAN, INC.

HARMON OF ROCKAWAY, INC.

HARMON OF SHREWSBURY, INC.

HARMON OF TOTOWA, INC.

HARMON OF WAYNE, INC.

HARMON OF WESTFIELD, INC.

HARMON OF YONKERS, INC.

SAN ANTONIO BED BATH & BEYOND INC.

SPRINGFIELD BUY BUY BABY, INC.

By: /s/ David Kastin__________________
Name: David Kastin
Title: Secretary

ADMINISTRATIVE AGENT:

SIXTH STREET SPECIALTY LENDING, INC.

By	/s/ Bo Stanley
Name: Bo Stanley
Title: President

SIXTH STREET SPECIALTY LENDING, INC., as a Lender

By:	/s/ Bo Stanley
Name: Bo Stanley
Title: President

SIXTH STREET LENDING PARTNERS, as a Lender

By:	/s/ Bo Stanley
Name: Bo Stanley
Title: President

TAO TALENTS, as a Lender

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Vice President

1903 PARTNERS, LLC, as a Lender

By:	/s/ Patricia Parent
Name: Patricia Parent
Title: Vice President

CALLODINE COMMERCIAL FINANCE SPV, LLC, as a Lender

By:	/s/ Tim Lynch
Name: Tim Lynch
Title: Principal

CALLODINE PERPETUAL ABL FUND, SPV, as a Lender

By:	/s/ Gene Martin
Name: Gene Martin
Title: CEO

CALLODINE ASSET BASED LOAN FUND II, LP, as a Lender

By:	/s/ Gene Martin
Name: Gene Martin
Title: CEO

SECOND AVENUE CAPITAL PARTNERS LLC, as a Lender

By:	/s/ Michael Russell
Name: Michael Russell
Title: Managing Director

WHITEHAWK FINANCE LLC, as a Lender

By:	/s/ Robert Louzan
Name: Robert Louzan
Title: Managing Partner

EXHIBIT A

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrowers:	______________________________

5.	Administrative Agent:	Sixth Street Specialty Lending, Inc., as administrative agent under the Credit Agreement

6.	Credit Agreement:	The Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement dated as of April 24, 2023 among Bed Bath & Beyond Inc., the other Borrowers party thereto, the other Loan Parties party thereto, the Lenders parties thereto and Sixth Street Specialty Lending, Inc., as Administrative Agent (as amended, supplemented or otherwise modified from time to time).

[4]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[6]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment
[6]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

[Consented to and][7] Accepted:

SIXTH STREET SPECIALTY LENDING, INC., as
Administrative Agent

By
Title:

[Consented to:][8]
[NAME OF RELEVANT PARTY]

By
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Borrowers and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time, or (v) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the materials delivered pursuant to Section 5.01(a) thereof, as applicable, the DIP Orders to the extent available, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents and the DIP Orders are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF] BORROWING REQUEST

Sixth Street Specialty Lending, Inc.,

as Administrative Agent

for the Lenders referred to below

2100 McKinney Avenue, Suite 1500

Dallas, Texas 75201

Re: Bed Bath & Beyond Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Secured Superpriority Debtor-in-Possession Credit Agreement dated as of April 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bed Bath & Beyond Inc., the other Borrowers party thereto (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Sixth Street Specialty Lending, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower Representative hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower Representative specifies the following information with respect to such Borrowing requested hereby:

1.	Name of the applicable Borrower:

2.	Aggregate principal amount of Borrowing:[9]

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing (ABR or Term Benchmark):

5.	Interest Period and the last day thereof (if a Term Benchmark Borrowing):[10]

5.

Location and number of the applicable Borrower’s account or any other account agreed upon by the Administrative Agent and the applicable Borrower to which proceeds of Borrowing are to be disbursed and a breakdown of the separate wires comprising the Borrowing: ____________

[Signature Page Follows]

[9]	Not less than applicable amounts specified in Section 2.02(c).
[10]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

The undersigned hereby represents and warrants that the conditions to lending specified in Section 4.01 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

BED BATH & BEYOND INC., as the Borrower Representative

By:
Name:
Title:

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

Sixth Street Specialty Lending, Inc.,

as Administrative Agent

for the Lenders referred to below

2100 McKinney Avenue, Suite 1500

Dallas, Texas 75201

Re: Bed Bath & Beyond Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement dated as of April 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bed Bath & Beyond Inc., the other Borrowers party thereto (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Sixth Street Specialty Lending, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower Representative hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the Borrower Representative specifies the following information with respect to such [conversion][continuation] requested hereby:

1.	Name of applicable Borrower:

2.	List date, Type, principal amount and Interest Period (if applicable) of existingBorrowing:

3.	Aggregate principal amount of resulting Borrowing: [11]

4.	Effective date of interest election (which shall be a Business Day):

5.	Type of resulting Borrowing (ABR or Term Benchmark):

6.	Interest Period and the last day thereof (if a Term Benchmark Borrowing):[12]

[Signature Page Follows]

Very truly yours,

[11]

If different options are being elected with respect to different portions thereof, then the portions thereof to be allocated to each resulting Borrowing must be listed, and the information to be specified in lines 5 and 6 must be specified for each resulting Borrowing.

[12]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

BED BATH & BEYOND INC., as Borrower Representative

By:
Name:
Title:

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement dated as of April 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bed Bath & Beyond Inc., the other Borrowers party thereto (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Sixth Street Specialty Lending, Inc., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________, __, 20[]

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement dated as of April 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bed Bath & Beyond Inc., the other Borrowers party thereto (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Sixth Street Specialty Lending, Inc., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________, __, 20[]

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement dated as of April 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bed Bath & Beyond Inc., the other Borrowers party thereto (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Sixth Street Specialty Lending, Inc., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________, __, 20[]

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement dated as of April 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bed Bath & Beyond Inc., the other Borrowers party (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Sixth Street Specialty Lending, Inc., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________, __, 20[ ]

Annex A

Roll-Up Term Loans

Lender	Roll Up Term Loan
Sixth Street Specialty Lending, Inc.	$29,333,333.34
Sixth Street Lending Partners	$53,333,333.35
TAO Talents, LLC	$66,666,666.66
1903 Partners, LLC	$13,333,333.35
WhiteHawk Finance LLC	$10,666,666.65
Second Avenue Capital Partners LLC	$10,666,666.65
Callodine Commercial Finance SPV, LLC	$5,500,000.00
Callodine Asset Based Loan Fund II, LP	$8,000,000.00
Callodine Perpetual ABL Fund SPV LLC	$2,500,000.00

Total	$200,000,000.00

Annex B

Initial Budget

Annex C

Interim DIP Order

Annex D

Commitment Schedule

Lender	Initial Term Loan Commitment
Sixth Street Specialty Lending, Inc.	$5,866,666.67
Sixth Street Lending Partners	$10,666,666.67
TAO Talents	$13,333,333.33
1903 Partners, LLC	$2,666,666.67
WhiteHawk Finance LLC	$2,133,333.33
Second Avenue Capital Partners LLC	$2,133,333.33
Callodine Commercial Finance SPV, LLC	$1,100,000.00
Callodine Asset Based Loan Fund II, LP	$1,600,000.00
Callodine Perpetual ABL Fund SPV LLC	$500,000.00

Total	$40,000,000.00

Annex E

Loan Parties

	Entity Name	Jurisdiction	Entity Type
1.	Bed Bath & Beyond Inc.	NY	Corporation

2.	bed ‘n bath Stores Inc.	NJ	Corporation

3.	LIBERTY PROCUREMENT CO. INC.	NY	Corporation

4.	BED BATH & BEYOND OF CALIFORNIA LIMITED LIABILITY COMPANY	DE	Limited Liability Company

5.	Decorist, LLC	DE	Limited Liability Company

6.	BBB CANADA LP INC.	DE	Corporation

7.	BBBYCF LLC	DE	Limited Liability Company

8.	BUY BUY BABY, INC.	DE	Corporation

9.	CHEF C HOLDINGS LLC	DE	Limited Liability Company

10.	BBBY Management Corporation	NJ	Corporation

11.	BBBYTF LLC	DE	Limited Liability Company

12.	BWAO LLC	DE	Limited Liability Company

13.	Harmon Stores, Inc.	DE	Corporation

14.	BBB Value Services Inc.	TN	Corporation

15.	San Antonio Bed Bath & Beyond Inc.	TX	Corporation

16.	Alamo Bed Bath & Beyond Inc.	TX	Corporation

17.	Bed Bath & Beyond of Annapolis, Inc.	MD	Corporation

18.	Bed Bath & Beyond of Arundel Inc.	MD	Corporation

19.	Bed Bath & Beyond of Baton Rouge Inc.	LA	Corporation

20.	Bed Bath & Beyond of Birmingham Inc.	AL	Corporation

21.	Bed Bath & Beyond of Bridgewater Inc.	NJ	Corporation

22.	Bed Bath & Beyond of Davenport Inc.	IA	Corporation

23.	Bed Bath & Beyond of East Hanover Inc.	NJ	Corporation

24.	Bed Bath & Beyond of Edgewater Inc.	NJ	Corporation

25.	Bed Bath & Beyond of Falls Church, Inc.	VA	Corporation

26.	Bed Bath & Beyond of Fashion Center, Inc.	NJ	Corporation

27.	Bed Bath & Beyond of Frederick, Inc.	MD	Corporation

28.	Bed Bath & Beyond of Gaithersburg Inc.	MD	Corporation

29.	Bed Bath & Beyond of Gallery Place L.L.C.	DE	Limited Liability Company

30.	Bed Bath & Beyond of Knoxville Inc.	TN	Corporation

31.	Bed Bath & Beyond of Lexington Inc.	KY	Corporation

32.	Bed Bath & Beyond of Lincoln Park Inc.	IL	Corporation

33.	Bed Bath & Beyond of Louisville Inc.	KY	Corporation

34.	Bed Bath & Beyond of Mandeville Inc.	LA	Corporation

35.	Bed Bath & Beyond of Manhattan, Inc.	NY	Corporation

36.	Bed Bath & Beyond of Opry Inc.	TN	Corporation

37.	Bed Bath & Beyond of Overland Park Inc.	KS	Corporation

38.	Bed Bath & Beyond of Palm Desert Inc.	CA	Corporation

39.	Bed Bath & Beyond of Paradise Valley Inc.	AZ	Corporation

40.	Bed Bath & Beyond of Pittsford Inc.	NY	Corporation

41.	Bed Bath & Beyond of Portland Inc.	OR	Corporation

42.	Bed Bath & Beyond of Rockford Inc.	IL	Corporation

43.	Bed Bath & Beyond of Towson Inc.	MD	Corporation

44.	Bed Bath & Beyond of Virginia Beach Inc.	VA	Corporation

45.	Bed Bath & Beyond of Waldorf Inc.	MD	Corporation

46.	Bed Bath & Beyond of Woodbridge Inc.	NJ	Corporation

47.	Deerbrook Bed Bath & Beyond Inc.	TX	Corporation

48.	Springfield Buy Buy Baby, Inc.	VA	Corporation

49.	Buy Buy Baby of Totowa, Inc.	NJ	Corporation

50.	Buy Buy Baby of Rockville, Inc.	MD	Corporation

51.	Of a Kind, Inc.	DE	Corporation

52.	One Kings Lane LLC	DE	Limited Liability Company

53.	Harmon of Brentwood, Inc.	NJ	Corporation

54.	Harmon of Caldwell, Inc.	NJ	Corporation

55.	Harmon of Carlstadt, Inc.	NJ	Corporation

56.	Harmon of Franklin, Inc.	NJ	Corporation

57.	Harmon of Greenbrook II, Inc.	NJ	Corporation

58.	Harmon of Hackensack, Inc.	NJ	Corporation

59.	Harmon of Hanover, Inc.	NJ	Corporation

60.	Harmon of Hartsdale, Inc.	NY	Corporation

61.	Harmon of Manalapan, Inc.	NJ	Corporation

62.	Harmon of Massapequa, Inc.	NY	Corporation

63.	Harmon of Melville, Inc.	NY	Corporation

64.	Harmon of New Rochelle, Inc.	NY	Corporation

65.	Harmon of Newton, Inc.	NJ	Corporation

66.	Harmon of Old Bridge, Inc.	NJ	Corporation

67.	Harmon of Plainview, Inc.	NY	Corporation

68.	Harmon of Raritan, Inc.	NJ	Corporation

69.	Harmon of Rockaway, Inc.	NJ	Corporation

70.	Harmon of Totowa, Inc.	NJ	Corporation

71.	Harmon of Shrewsbury, Inc.	NJ	Corporation

72.	Harmon of Wayne, Inc.	NJ	Corporation

73.	Harmon of Westfield, Inc.	NJ	Corporation

74.	Harmon of Yonkers, Inc.	NY	Corporation

Annex F

Additional Reporting

1. Weekly1 report on cash flow, budget to actual, and inventory roll forwards.

2. Weekly update on the Specified Store Closing Sales and other Dispositions of Collateral.

3. Weekly report on all outstanding letters of credit and the release, termination or return of any letter of credit issued for the benefit of any of the Debtors.

4. Weekly report with the Debtors’ advisors on the Debtors’ sale process, including updates on parties contacted and discussions held, non-disclosure agreements in process and executed, and bids and letters of intent received.

5. Every second week commencing with the Thursday after the first full calendar week following the Petition Date, reporting on (i) resignations and terminations of all employees, including a list of resignations and terminations and, for each resignation or termination, such employee’s annual salary and years of service and (ii) the calculation of any WARN Reserve (as defined in the DIP Orders) and updates based on census changes.

6. Reporting on the composition of any inflow or disbursement in any week, as requested by the Administrative Agent or the Lenders.

7. Daily reporting of all disbursements, which shall include the issuance of any funds whether by wire, ACH, check, or other means, made by the Debtors.

8. Hilco shall provide reporting on going out of business sales in a manner consistent with their prepetition reporting practice.

9. Daily reporting to the best of the Debtors’ knowledge on the outstanding amount of Revolving Loans (as defined in the Prepetition Credit Agreement), letters of credit, and Obligations; however, the parties acknowledge that the Lenders maintain the books and records.

10. Other customary reports (together with supporting materials) as requested by the Administrative Agent or the Lenders.

[1]

The Debtors shall deliver all weekly reporting set forth herein on the Thursday after the first full calendar week following the Petition Date, and on each Testing Date (as defined in the DIP Orders) thereafter.